EXHIBIT 99

July 22, 2004

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER RESULTS

     Helmerich & Payne, Inc. reported net income of $4,347,000 ($0.09 per diluted share) from revenues of $147,874,000 for its third fiscal quarter ended June 30, 2004, compared with net income of $8,162,000 ($0.16 per diluted share) from revenues of $137,025,000 during last year’s third fiscal quarter. Net income for the nine month period ending June 30, 2004 totaled $16,024,000 ($0.32 per diluted share) from revenues of $437,954,000, compared with net income of $11,343,000 ($0.22 per diluted share) from revenues of $376,658,000 for the same period last year.

     The Company did not sell any portfolio securities during the third quarter 2004, but $0.13 per share of gains from securities sales were included in net income for the first nine months of 2004. Net income for the three and nine months ended June 30, 2003 includes no material gain or loss from the sale of portfolio securities.

     During this year’s third quarter and nine month period ending June 30, 2004, increases in U.S. land rig operating profits were more than offset by reductions in the Company’s offshore platform rig operating profits, resulting in lower total net income (excluding portfolio sales) compared with those same periods last year.

U.S. Land

     U.S. land rig utilization for this year’s third quarter increased to 89%, from 86% the previous quarter and 82% for last year’s third quarter. Revenue days for the current third quarter increased to 7,071 days, compared with 6,758 days the previous quarter and 5,912 days during last year’s third quarter. The substantial increase in revenue days reflects not only improved rig utilization, but also the addition and full utilization of the Company’s fleet of newly constructed FlexRigs®. Average cash margins per rig day for the third quarter ($3,657 per day) were up from the previous quarter ($3,270 per day), and were virtually flat compared with last year’s third quarter ($3,672 per day). (See accompanying segment data for complete statistics for all business segments.) Even with the increased depreciation as a result of the FlexRig3 construction, U.S. land rig operating profit for this year’s third quarter of $9,579,000 was up 52% over the previous quarter and 25% over last year’s third quarter.

U. S. Offshore Platform

     Third quarter operating profit for the U.S. offshore platform rig segment fell slightly from the second quarter 2004, but was down substantially from last year’s third quarter. Near the end of last year’s third quarter, one rig was stacked after generating almost a full quarter of high margin dayrate. Additionally, $1.5 million of early termination income was recorded for that same rig during last year’s third quarter. The Company also had two rigs that were on full dayrate during last year’s third quarter that were on reduced standby rates during this year’s

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July 22, 2004
News Release

third quarter. Utilization for the third quarter 2004 was 52%, compared with 42% during the previous quarter and 54% for last year’s third quarter. At the present time, the Company has seven of its twelve available rigs working or receiving standby income.

International

     International rig utilization for the third quarter (53%) was up compared to the previous quarter (51%), and compared to last year’s third quarter (43%). Third quarter 2004 international operating profit improved from the previous quarter, but results were hampered by lower rig activity and cash margins in Ecuador, lower income associated with changing out a rig in Argentina and reduced income associated with the winding down of operations in Chad. Venezuela operating profit for this year’s third quarter improved by approximately $1.5 million from the previous quarter, but results did not meet expectations due to increased operating costs and reduced income resulting from more days used for moving rigs than normally experienced during a quarter.

     Company President and C.E.O., Hans Helmerich commented: “We are encouraged by the steady strengthening of U.S. land rig demand and the long anticipated up-tick in dayrates we saw towards the end of the reporting period. We are also seeing positive movement in our international markets as well. We would expect these positive trends to continue as customers respond to strong commodity pricing fundamentals.”

     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 87 U.S. land rigs, 12 U.S. platform rigs located in the Gulf of Mexico, 30 rigs located in South America, one rig in Hungary and one rig in West Africa, for a total of 131 rigs. The Company currently operates 50 H&P-designed FlexRigs.

     Helmerich & Payne, Inc.’s conference call/webcast, scheduled for this afternoon, is at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=HP&script=1010&item_id=91 5744 and will begin at 3:30 p.m. ET (2:30 p.m. CT). If you are unable to participate during the live webcast, the call will be archived for 60 days on the website listed above as well as on H&P’s website at www.hpinc.com.

     The information to be disclosed in the conference call and webcast shall include forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by H&P from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: Doug Fears
(918) 588-5208

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News Release
July 22, 2004

HELMERICH & PAYNE, INC.
Unaudited
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
CONSOLIDATED STATEMENTS of INCOME	2004	2004	2003	2004	2003
REVENUES
Operating revenues	$143,463	$147,498	$136,553	$425,831	$374,516
Income from investments	7,723	376	472	12,123	2,142

	151,186	147,874	137,025	437,954	376,658

COSTS AND EXPENSES
Direct operating costs	104,660	105,302	88,720	303,489	257,129
Depreciation	23,402	23,934	21,517	69,604	59,696
General and administrative	9,789	9,516	9,368	28,407	31,884
Interest	3,112	3,114	3,247	9,448	9,049

	140,963	141,866	122,852	410,948	357,758

Income before income taxes and equity in income of affiliates	10,223	6,008	14,173	27,006	18,900
Provision for income taxes	4,484	2,522	6,144	11,532	8,176
Equity in income of affiliates net of income taxes	309	861	133	550	619

NET INCOME	$6,048	$4,347	$8,162	$16,024	$11,343

Earnings per common share:
Basic	$0.12	$0.09	$0.16	$0.32	$0.23
Diluted	$0.12	$0.09	$0.16	$0.32	$0.22
Average common shares outstanding:
Basic	50,263	50,404	50,045	50,273	50,016
Diluted	50,903	50,880	50,681	50,816	50,563

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News Release
July 22, 2004

HELMERICH & PAYNE, INC.
Unaudited
(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	6/30/04	9/30/03
ASSETS
Cash and cash equivalents	$24,447	$38,189
Other current assets	172,878	159,342

Total current assets	197,325	197,531

Investments	172,785	158,770
Net property, plant, and equipment	1,057,597	1,058,205
Other assets	21,177	1,329

TOTAL ASSETS	$1,448,884	$1,415,835

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$54,784	$88,618
Total noncurrent liabilities	257,391	209,966
Long-term notes payable	200,000	200,000
Total shareholders’ equity	936,709	917,251

TOTAL LIABILITIES AND SHAREHOLDERS’EQUITY	$1,448,884	$1,415,835

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News Release
July 22, 2004

	Nine Months Ended
	June 30
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS	2004	2003
	(Amounts in thousands)
OPERATING ACTIVITIES:
Net Income	$16,024	$11,343
Depreciation	69,604	59,696
Changes in assets and liabilities	1,561	(3,544)
Gain on sale of assets	(12,148)	(1,387)
Other	(801)	(303)

Net cash provided by operating activities	74,240	65,805

INVESTING ACTIVITIES:
Capital expenditures	(70,536)	(201,381)
Proceeds from sale of assets	17,313	16,321

Net cash used in investing activities	(53,223)	(185,060)

FINANCING ACTIVITIES:
Net proceeds (payments) from notes payable	(27,000)	110,000
Dividends paid	(12,083)	(12,012)
Proceeds from exercise of stock options	4,324	1,357

Net cash (used in) provided by financing activities	(34,759)	99,345

Net decrease in cash and cash equivalents	(13,742)	(19,910)
Cash and cash equivalents, beginning of period	38,189	46,883

Cash and cash equivalents, end of period	$24,447	$26,973

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News Release
July 22, 2004

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
SEGMENT REPORTING	2004	2004	2003	2004	2003
	(Amounts in thousands, except operating statistics)
US LAND OPERATIONS
Revenues	$83,045	$88,642	$74,036	$247,155	$198,486
Direct operating expenses	60,943	62,784	52,327	177,217	147,319
General and administrative expense	1,867	1,831	2,108	5,623	7,593
Depreciation	13,920	14,448	11,936	41,431	31,370

Operating profit	$6,315	$9,579	$7,665	$22,884	$12,204
Activity days	6,758	7,071	5,912	20,109	16,284
Average rig revenue per day	$11,302	$11,550	$11,752	$11,401	$11,513
Average rig expense per day	$8,032	$7,893	$8,080	$7,923	$8,371
Average rig margin per day	$3,270	$3,657	$3,672	$3,478	$3,142
Rig utilization	86%	89%	82%	85%	80%
US OFFSHORE OPERATIONS
Revenues	$18,901	$21,266	$30,596	$61,032	$86,386
Direct operating expenses	10,997	13,615	15,621	37,334	47,140
General and administrative expense	767	792	725	2,288	2,313
Depreciation	3,031	3,033	3,158	9,103	9,487

Operating profit	$4,106	$3,826	$11,092	$12,307	$27,446
Activity days	455	572	592	1,487	1,704
Average rig revenue per day	$29,276	$27,963	$41,058	$29,858	$38,464
Average rig expense per day	$14,481	$16,347	$18,496	$16,159	$18,057
Average rig margin per day	$14,795	$11,616	$22,562	$13,699	$20,407
Rig utilization	42%	52%	54%	45%	52%

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News Release
July 22, 2004

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
SEGMENT REPORTING	2004	2004	2003	2004	2003
	(Amounts in thousands)
INTERNATIONAL OPERATIONS
Revenues	$39,277	$35,497	$29,981	$110,918	$82,956
Direct operating expenses	32,056	28,210	20,280	86,938	61,032
General and administrative expense	561	428	705	1,617	2,387
Depreciation	5,139	5,103	5,112	15,263	14,997

Operating profit	$1,521	$1,756	$3,884	$7,100	$4,540
Activity days	1,473	1,567	1,211	4,574	3,407
Average rig revenue per day	$21,826	$18,833	$20,332	$19,923	$19,533
Average rig expense per day	$16,645	$14,576	$13,970	$14,848	$14,278
Average rig margin per day	$5,181	$4,257	$6,362	$5,075	$5,255
Rig utilization	51%	53%	43%	52%	39%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform management contracts, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

US Land Operations	$6,666	$6,971	$4,557	$17,889	$11,010
US Offshore Operations	$1,551	$1,180	$1,177	$4,332	$5,767
International Operations	$3,510	$2,479	$1,991	$9,250	$6,459
REAL ESTATE
Revenues	$2,240	$2,093	$1,940	$6,726	$6,688
Direct operating expenses	632	652	436	1,897	1,360
Depreciation	561	579	693	1,664	1,991

Operating profit	$1,047	$862	$811	$3,165	$3,337

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News Release
July 22, 2004

	Three Months Ended			Nine Months Ended
	March 31	June 30		June 30
SEGMENT REPORTING	2004	2004	2003	2004	2003
The following table reconciles segment operating profit per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Condensed Statements of Income (in thousands).

Operating Profit
US Land	$6,315	$9,579	$7,665	$22,884	$12,204
US Offshore	4,106	3,826	11,092	12,307	27,446
International	1,521	1,756	3,884	7,100	4,540
Real Estate	1,047	862	811	3,165	3,337

Segment operating profits	$12,989	$16,023	$23,452	$45,456	$47,527
Unallocated amounts:
Income from investments	7,723	376	472	12,123	2,142
Corporate general & administrative	(6,594)	(6,465)	(5,830)	(18,879)	(19,591)
Interest expense	(3,112)	(3,114)	(3,247)	(9,448)	(9,049)
Other depreciation	(751)	(771)	(618)	(2,143)	(1,851)
Other expense	(32)	(41)	(56)	(103)	(278)

Total unallocated amounts	(2,766)	(10,015)	(9,279)	(18,450)	(28,627)
Income before income taxes and equity in income of affiliates	$10,223	$6,008	$14,173	$27,006	$18,900

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